Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES SECOND QUARTER 2009 RESULTS
•	Consistent Positive Operating Results Posted by Illinois, Missouri Bank Holdings

•	Moderate Growth in Total Assets, Deposits and Loans Year-Over-Year

•	Net Loss Includes Non-cash Goodwill Impairment Charge of $44.6 Million
Quincy, IL, August 14, 2009 — Mercantile Bancorp, Inc. (NYSE Amex: MBR) today reported an unaudited net loss of $52.0 million or $(5.98) per share for the quarter ended June 30, 2009, compared with net income of $1.3 million or $0.15 per share for the second quarter of 2008.
The second quarter 2009 net loss was significant due to a $44.6 million non-cash charge to reflect the calculated impairment of its goodwill. The reported loss also reflected a provision for loan losses of $10.0 million, largely related to loans at the company’s subsidiary banks in Florida and Kansas, compared to a provision of $1.8 million in the second quarter of 2008. To address the asset quality issues at Royal Palm Bank in Naples, Florida and Heartland Bank in Leawood, Kansas, the Company has implemented operational and credit policy changes over the past several quarters, with a goal of minimizing future losses in the loan portfolios. Other factors contributing to the net loss in the second quarter 2009 were the non-cash write-downs of equity investments in other financial institutions of $2.5 million, and an FDIC insurance fund special assessment of $812,000.
The Company reported $1.70 billion in assets at June 30, 2009 compared with $1.69 billion at June 30, 2008 and $1.77 billion at year-end 2008. Total loans were $1.31 billion at June 30, 2009, an increase of 3.8% compared with $1.26 billion at June 30, 2008. Total deposits stood at $1.43 billion at June 30, 2009, an increase of 2.1% over total deposits of $1.40 billion at June 30, 2008.
Since 1988, the Company has grown significantly through acquisitions and recorded goodwill related to these acquisitions. However, in consideration of the severe economic downturn and current accounting rules, the Company placed more weight on the lower peer valuations used in the estimate of the fair value of its subsidiaries. As a result, the Company recorded a $44.6 million non-cash charge to reflect the impairment of its goodwill. This charge had no effect on the Company’s cash balances or liquidity. In addition, because goodwill is not included in the calculation of regulatory capital ratios, the Company’s regulatory ratios are not adversely affected by this impairment, with the exception of its Tier 1 leverage ratio, which was reduced due to the limitation of trust preferred securities includible in Tier 1 capital. As a result of this impairment charge, the Company has no goodwill remaining on its balance sheet as of June 30, 2009.
“The accounting process to eliminate goodwill, an intangible asset reflected on the balance sheets of the acquired subsidiary banks, can only be done by expensing it through the income statements of those banks, and the expenses are included in the consolidated income statement of the Company”, said Ted T. Awerkamp, President and CEO. “The majority of the loss being recorded is not from operations, but elimination of the intangible assets recorded over many years. Although our bottom line was disappointing due to the significant non-cash charges and additional loan loss reserves, our banks’ underlying operational performances were encouraging. Continuing stability in loans and deposits, combined with strong cost of funds management and appropriate controls on interest-bearing accounts contributed to a meaningful increase in the company’s net interest margin in second quarter 2009.”
Awerkamp continued: “Our banks in Illinois and Missouri — Mercantile Bank, HNB Bank, Brown County State Bank and Marine Bank & Trust — turned in stable year-over-year performances, and each recorded increased net interest income. Mercantile Bank posted 14.5% year-over-year net interest income growth and a 7.4% increase in loans. Brown County State Bank and Marine Bank & Trust received recognition from the

American Bankers Association as top community bank performers. HNB bank grew deposits by 10.2% since June 30, 2008. We also continued to make progress in returning the Kansas and Florida banking operations to profitability. To demonstrate year over year growth in loans, deposits and net revenue generation during a difficult economy shows the fundamental earnings power our banks possess.”
Additional Second Quarter Details and First Half Results
Second quarter 2009 net interest income was $10.9 million, which was almost identical to the prior year’s second quarter. Provision for loan losses in second quarter 2009 was $10.0 million, an increase of $8.1 million over second quarter 2008. Total noninterest income, which includes the Company’s brokerage and asset management fees, decreased to $3.7 million in the second quarter of 2009, compared with $4.2 million in the prior year’s quarter. Second quarter 2008 results included a $943,000 gain from the sale of an equity investment.
Management noted that the Company held the line on operating costs, including salaries and benefits, occupancy and equipment expense. Total second quarter 2009 noninterest expense was $62.2 million, an increase of $49.9 million from $12.3 million in second quarter 2008, reflecting the 2009 goodwill impairment charge of $44.6 million, a $1.4 million increase in FDIC premiums (including the special assessment of $812,000) and an increase of $2.3 million in non-cash other-than-temporary impairment charges on the Company’s equity investments in startup banks.
For the six months ended June 30, 2009, the Company reported a net loss of $52.9 million or $(6.08) per share compared with a net loss of $414,000 or $(0.05) per share in the first six months of 2008. Net interest income in the first half of 2009 was $21.1 million, nearly identical to first half 2008, while provision for loan losses increased $6.5 million in the first six months of 2009 to $13.1 million, compared to $6.6 million in first half 2008. Noninterest income for first half 2009 was $7.0 million, a decrease of $599,000 compared with $7.6 million in first half 2008, which included a $943,000 gain on sale of an equity investment. Noninterest expense increased $50.7 million, to $74.6 million in the first six months of 2009, compared to $24.0 million in the same period in 2008, due to the 2009 goodwill impairment charge and the increases in FDIC insurance premiums and noncash other-than-temporary impairment charges on the Company’s equity investments in startup banks.
Net interest margin for the first half of 2009 was 2.60% compared with 2.65% a year ago; however, net interest margin for second quarter 2009 improved to 2.69% over 2.52% in first quarter 2009. The additional loan loss provisions in 2009 increased the allowance for loan losses as a percentage of total loans to 2.15% at June 30, 2009, compared with 1.31% at June 30, 2008. Management noted that the June 30, 2009 average loan to deposit ratio remained strong at 89% compared with 91% for the prior year.
Deferral of Interest Payments on Trust Preferred Securities
In June 2009 the Company deferred regularly scheduled interest payments on its outstanding $61.9 million of junior subordinated notes relating to its trust preferred securities. The terms of the junior subordinated notes and the trust documents allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. Also during the deferral period, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes. As previously disclosed, the Company has suspended the payment of cash dividends on its outstanding common stock.
The Company believes that the deferral of interest payments on the junior subordinated notes and the suspension of cash dividend payments on its common stock will generate approximately $5.6 million per year in additional cash flow (compared with the continuing level of interest and dividend payments in 2008) and serve to strengthen its capital ratios and those of its subsidiary banks until those banks return to a sufficient level of profitability.

“Maintaining strong capital ratios is essential for ensuring the health of the Company and its subsidiaries during these difficult economic times and is in the best long-term interest of all of our shareholders,” said Awerkamp. “We believe this is the most prudent course of action and will improve our flexibility to consider other actions that may need to be taken in order to achieve our targeted capital ratios. We would expect to resume paying dividends when such payments would be consistent with our overall financial performance and capital requirements.”
Capital Ratios and Three-Year Strategic Capital Plan
With the exception of the Company’s Tier 1 leverage ratio, all capital ratios of the Company and its subsidiaries exceed the levels to be considered “adequately capitalized” under regulatory guidelines. At June 30, 2009, the Company had a Tier 1 leverage ratio of 3.46%, below the regulatory minimum of 4.00%. The Tier 1 leverage ratio fell below the “adequately capitalized” level due to the goodwill impairment charge of $44.6 million in the second quarter of 2009, which reduced the amount of trust preferred securities includible in Tier 1 capital. The Company’s Tier 1 risk-based capital ratio of 4.52% and total risk-based capital ratio of 9.04% both exceeded the regulatory minimums of 4.00% and 8.00%, respectively. The Board of Directors has approved and submitted to the Federal Reserve Bank of St. Louis a three-year strategic and capital plan designed to strengthen the Company’s and its subsidiaries’ operations and capital position going forward. The company has not participated in any private, public or government issuance of equity to date.
As previously disclosed, Heartland Bank and Royal Palm Bank are subject to directives by bank regulatory agencies. On March 9, 2009, Heartland Bank entered into an enforcement order with the Federal Deposit Insurance Corporation (“FDIC”), and the Kansas Office of the State Bank Commissioner. On May 30, 2009, Royal Palm Bank entered into an enforcement order with the FDIC and the Florida Office of Financial Regulation. As of June 30, 2009, Heartland Bank and Royal Palm Bank were in material compliance with these directives. The Company currently anticipates that its Tier 1 leverage ratio will not reach the adequately capitalized level, nor will Royal Palm Bank meet the regulatory capital ratio targets set forth in its order, by September 30, 2009. The Company’s capital plan contemplates bringing the Company and Royal Palm Bank into compliance with these targets by December 31, 2009.
Evaluation of Strategic Alternatives
The Board of Directors has initiated a process to identify and evaluate a broad range of strategic alternatives to further strengthen the Company’s capital base and enhance shareholder value. These strategic alternatives may include asset sales, rationalization of non-core business operations, capital raising and other recapitalization transactions. As part of this process, the Board has created a special committee (the “Special Committee”) of independent directors to develop, evaluate and oversee any strategic alternatives that the Company may pursue. The Special Committee has retained outside financial and legal advisors to assist with its evaluation, oversight and execution.
Loan Agreement Waiver
As of June 30, 2009, the Company was current on its interest payments, but in breach of three financial performance covenants under its loan agreement with Great River Bancshares, Inc. (“Great River”). On August 10, 2009, the Company and Great River entered into a waiver that, among other things, waived the Company’s breaches of the three financial covenants and extended the maturity date of a principal payment under one of the term loans subject to the loan agreement with Great River from June 30, 2009, to September 30, 2009. As a result of this waiver, the Company is not considered in breach of this loan agreement at this time. However, the Company anticipates that it may need to seek further waivers from Great River related to these financial covenants during the period ending September 30, 2009.
Individual Bank Operating Highlights
Mercantile Bank, the Company’s largest institution with facilities in central Illinois, western Missouri and Carmel, Indiana, grew net interest income 14.5% to $10.2 million for the first six months of 2009 from $8.9 million a year ago. Net interest margin for the first half of 2009 was 2.88%, down from 2.98% in the same period a year ago, but a significant improvement from 2.67% in the first quarter of 2009. The bank’s first half earnings performance was adversely impacted by a $1.8 million loan loss provision relating to a commercial real estate participation loan originated by Royal Palm Bank.
“Both Royal Palm and Mercantile Bank took conservative positions in reserving for this loan, and we believe there is a possibility both banks could recover a significant amount once the foreclosure and sale process is completed,” said Awerkamp.
As of June 30, 2009, total assets were $751.0 million, a 3.2% increase compared with $728.0 million the year before, while loans increased 7.4% to $559.6 million compared with $520.8 million as of June 30, 2008.
“Operationally, Mercantile Bank has performed well in finding lending opportunities and growing deposits,” said Awerkamp. “In 2008, we opened a new main bank facility in Quincy, Illinois that has provided improved access and convenience for our customers. In addition, the facility gives us enhanced operational and technological capabilities at the bank and the holding company, which has helped drive efficiency.”
HNB Bank, headquartered in Hannibal, Missouri, reported net interest income of $6.1 million in the first half of 2009 compared with $6.0 million a year ago. The bank’s net interest margin for the first six months of 2009 was 3.93% compared with 4.21% the previous year, but reflected an improvement compared with the 3.78% net interest margin in the first quarter of 2009. Noninterest income, reflecting significant growth in mortgage loan refinancing revenues, increased to $1.9 million in the first half of 2009 compared with $1.5 million the prior year. Total loans increased 4.5% to $271.1 million at June 30, 2009 compared with $259.3 million a year ago.
Brown County State Bank, operating in the Western Illinois communities of Mt. Sterling and Golden, continued to perform solidly. The bank reported net income of $702,000 for the first six months of 2009 compared with $585,000 the prior year, reflecting growth in net interest income to $1.6 million from $1.3 million a year ago.
The bank expanded its net interest margin to 4.17% for the first six months of 2009 compared with 3.64% in the prior year, primarily by dramatically lowering its cost of funds to 1.95% for the first half of 2009 from 2.75% for the same period in 2008. Total loans increased 5.5% to $64.9 million at June 30, 2009 compared with $61.5 million a year ago. In June 2009, the bank was ranked 12th by the American Bankers Association in the best return on average equity among non-subchapter S community banks and thrifts under $100 million in assets in the United States.
Marine Bank & Trust based in Carthage, Illinois, ranked 67th in highest return on average equity among non-subchapter S banks between $100 million and $3 billion in assets of US banks in the same ABA survey. At June 30, 2009, Marine Bank reported record loans and deposits and its best-ever net interest income. Total loans increased 7.9% to $138.6 million at June 30, 2009 compared with $128.4 million a year ago, while deposits grew 14.1% to $172.2 million from $150.9 million the prior year. First half 2009 net interest income was $3.3 million compared with $3.0 million for the same period in 2008.
“Brown County and Marine have turned in remarkably consistent, positive performances, while demonstrating growth and improving margins in less-than-optimal market conditions,” said Awerkamp.
Heartland Bank, based in Leawood, Kansas, has in past quarters addressed asset quality issues caused by isolated investment and loan participation decisions, and was able to reduce its loan loss provision to $945,000 in the first half of 2009, compared to $1.8 million in the first half of 2008. However, the high levels of nonperforming assets remaining on its balance sheet caused net interest income to decline from $2.5 million for the first six months of 2008 to $1.1 million in 2009. Mercantile Bancorp owns 56% of Mid-America Bancorp, Inc., which is the sole shareholder of Heartland Bank. Mid-America reported a net loss of $2.1 million for the first half of 2009, with $1.2 million of that loss included in Mercantile’s consolidated results.

“Working with Heartland’s management team, and with relative confidence we have reserved for most of the troubled loans, we are moving as quickly as possible to liquidate assets securing these loans and return recovered cash to a working status where it can be used for bank activities and lending,” said Awerkamp. “Putting these asset-related issues behind us will enable Heartland to focus on building loans and deposits and return to profitability.”
Royal Palm Bank, based in Naples, is working through loan and loan participation issues, and contending with a depressed real estate market in Florida. Awerkamp said the bank’s management team, which was installed in 2008 to turn the institution around, has focused on identifying and managing the problem loans, but has also been attentive to positioning the bank for the future. Loans, deposits and assets are all up compared with last year’s second quarter.
“The basic rationale for Mercantile acquiring Royal Palm hasn’t changed,” said Awerkamp. “The markets the bank serves are historically strong, with above-average income levels and growth rates. The rapid decline in Florida real estate values and abrupt cessation of many real estate development projects had a profound impact on virtually every Florida-based bank. Once the economy stabilizes, we believe the improvement will be more rapid in the Naples and Marco Island markets than in other parts of Florida. In addition, liquidating foreclosed assets in Florida is a slower process than in many states, which has prolonged the recovery efforts, but we do anticipate a return to profitability in the long run.”
Royal Palm reported a net loss of $33.3 million for the first half of 2009, compared to a net loss of $2.5 million the prior year. Included in the 2009 loss was a goodwill impairment charge of $26.6 million, representing the carrying value of goodwill on Royal Palm’s balance sheet. As of June 30, 2009, total loans were $127.8 million, a 5.6% increase compared with $121.1 million the year before, while deposits increased 12.8% to $144.3 million compared with $127.9 million as of June 30, 2008.
Outlook
Awerkamp concluded: “Although difficulties at our Florida and Kansas subsidiaries have placed a strain on the Company and have had a profound negative impact on earnings during the past few quarters, we believe the core fundamentals of all our banks are sound. We anticipate that additional loan loss reserves may be required at Royal Palm until the southwest Florida economy stabilizes, but we believe that loan loss issues at Heartland are under control. We expect the remainder of the year to be challenging; however, we continue to see signs of economic improvement in most of our markets. Our banks have captured new business and have done well in retaining customers and core deposits. Our management teams are actively managing their balance sheets, monitoring non-performing assets and improving net interest margins. We believe our problem loans have been largely identified and we’ve reserved aggressively. We anticipate improved bottom line performance in the second half of 2009 compared to the first half.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois and one each in Missouri, Kansas, and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The Company also operates a Mercantile Bank branch office in Indiana. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” which reflect the Company’s current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking statements that are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, the Company, together with its subsidiaries, claims the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors that may cause actual results to differ from expectations, are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarter ended March 31, 2009, as on file with the Securities and Exchange Commission, and include, among other factors, the following: general business and economic conditions on both a regional and national level; fluctuations in real estate values; the level and volatility of the capital markets, interest rates, and other market indices; changes in consumer and investor confidence in, and the related impact on, financial markets and institutions; estimates of fair value of certain Company assets and liabilities; federal and state legislative and regulatory actions; various monetary and fiscal policies and governmental regulations; changes in accounting standards, rules and interpretations and their impact on the Company’s financial statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements. Any forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW
###

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$100,993	$89,821
Securities	193,793	194,097
Loans held for sale	3,742	4,366
Loans, net of allowance for loan losses	1,277,454	1,315,907
Premises and equipment	39,573	40,616
Interest receivable	8,756	10,240
Cash surrender value of life insurance	26,792	25,278
Goodwill	—	44,653
Other	48,473	50,005

Total assets	$1,699,576	$1,774,983

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,426,779	$1,462,276
Short-term borrowings	85,020	49,227
Long-term debt	120,410	146,519
Interest payable	4,644	4,280
Other	10,937	7,989

Total liabilities	1,647,790	1,670,291

Total Mercantile Bancorp, Inc. stockholders’ equity	46,979	98,957

Noncontrolling Interest	4,807	5,735

Total equity	51,786	104,692

Total liabilities and equity	$1,699,576	$1,774,983

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30, 2009	June 30, 2008
	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$37,896	$42,282
Securities:
Taxable	3,379	3,951
Tax exempt	839	1,013
Other	187	540

Total interest income	42,301	47,786

Interest Expense:
Deposits	16,877	21,877
Short-term borrowings	1,218	583
Long-term debt	3,118	4,227

Total interest expense	21,213	26,687

Net Interest Income	21,088	21,099

Provision for Loan Losses	13,145	6,603

Net Interest Income After Provision for Loan Losses	7,943	14,496

Noninterest Income:
Fiduciary activities	1,301	1,380
Brokerage fees	558	917
Customer service fees	1,824	2,225
Other service charges and fees	592	434
Net gains on loan sales	1,441	643
Net gains on investments in common stock	—	943
Other	1,294	803

Total noninterest income	7,010	7,609

Noninterest Expense:
Salaries and employee benefits	13,311	13,898
Net occupancy expense	1,760	1,750
Equipment expense	1,658	1,690
Deposit insurance premium	2,340	223
Professional fees	1,717	1,123
Postage and supplies	601	634
Net (gains) losses on sale of assets	14	(376)
Losses on foreclosed assets	1,613	493
Other than temporary losses on available-for-sale and cost method investments	2,546	264
Goodwill Impairment Loss	44,650	—
Other	4,435	4,022

Total noninterest expense	74,645	23,985
Income (Loss) Before Income Taxes and Noncontrolling Interest	(59,692)	(1,880)
Income Tax Benefit	(5,843)	(1,074)

Net Income (Loss)	(53,849)	(806)

Less: Net Income (Loss) attributable to Noncontrolling Interest	(927)	(392)

Net Income (Loss) attributable to Mercantile Bancorp, Inc.	$(52,922)	$(414)

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30, 2009	June 30, 2008
	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$18,924	$20,572
Securities:
Taxable	1,666	1,982
Tax exempt	412	473
Other	96	195

Total interest income	21,098	23,222

Interest Expense:
Deposits	8,015	10,064
Short-term borrowings	641	235
Long-term debt	1,581	2,023

Total interest expense	10,237	12,322

Net Interest Income	10,861	10,900

Provision for Loan Losses	9,965	1,834

Net Interest Income After Provision for Loan Losses	896	9,066

Noninterest Income:
Fiduciary activities	650	690
Brokerage fees	320	501
Customer service fees	984	1,125
Other service charges and fees	333	234
Net gains on loan sales	631	280
Net gains on investments in common stock	—	943
Other	825	474

Total noninterest income	3,743	4,247

Noninterest Expense:
Salaries and employee benefits	6,604	6,997
Net occupancy expense	860	865
Equipment expense	864	916
Deposit insurance premium	1,508	118
Professional fees	1,082	548
Postage and supplies	265	333
Net (gains) losses on sale of assets	1	15
Net gains (losses) on foreclosed assets	1,485	(11)
Other than temporary losses on available-for-sale and cost method investments	2,546	264
Goodwill Impairment Loss	44,650	—
Other	2,307	2,240

Total noninterest expense	62,172	12,285
Income (Loss) Before Income Taxes and Noncontrolling Interest	(57,533)	1,028
Income Tax (Benefit)	(4,849)	(130)

Net Income (Loss)	(52,684)	1,158

Less: Net Income (Loss) attributable to Noncontrolling Interest	(638)	(105)

Net Income (Loss) attributable to Mercantile Bancorp, Inc.	$(52,046)	$1,263

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Six Months Ended
	June 30,	June 30,
	2009	2008
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA (1)
Basic Earnings Per Share	$(6.08)	$(.05)
Weighted average shares outstanding	8,703,330	8,707,577
Cash dividends paid per share	N/A	$.12
Book value per share	$5.40	$12.10
Tangible book value per share (2)	$4.97	$6.56
Ending number of common shares outstanding	8,703,330	8,707,577

AVERAGE BALANCES
Assets	$1,778,466	$1,654,191
Securities	$194,670	$216,521
Loans (3)	$1,324,219	$1,223,233
Earning assets	$1,619,110	$1,485,346
Deposits	$1,482,226	$1,340,116
Interest bearing liabilities	$1,522,099	$1,397,046
Stockholders’ equity	$97,606	$107,943

END OF PERIOD FINANCIAL DATA
Net interest income	$21,088	$21,099
Loans (3)	$1,309,285	$1,260,834
Allowance for loan losses	$28,089	$16,463

PERFORMANCE RATIOS
Return on average assets	(6.00%)	(.05%)
Return on average equity	(108.31%)	(.77%)
Net interest margin	2.60%	2.65%
Interest spread	2.44%	2.42%
Efficiency ratio	266%	84%
Allowance for loan losses to loans (3)	2.15%	1.31%
Allowance as a percentage of non-performing loans	44%	54%
Average loan to deposit ratio	89%	91%
Dividend payout ratio	N/A	N/A

ASSET QUALITY
Net charge-offs	$8,523	$2,934
Non-performing loans	$63,875	$30,455
Other non-performing assets	$9,884	$4,755

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	June 30,
	2009	2008
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA (1)
Basic Earnings Per Share	$(5.98)	$.15
Weighted average shares outstanding	8,703,330	8,705,499
Cash dividends paid per share	N/A	$.06
Book value per share	$5.40	$12.10
Tangible book value per share (2)	$4.97	$6.56
Ending number of common shares outstanding	8,703,330	8,703,455

AVERAGE BALANCES
Assets	$1,773,351	$1,664,661
Securities	$192,979	$214,270
Loans (3)	$1,319,764	$1,240,179
Earning assets	$1,616,415	$1,496,749
Deposits	$1,483,194	$1,360,667
Interest bearing liabilities	$1,513,122	$1,405,614
Stockholders’ equity	$96,390	$106,819

END OF PERIOD FINANCIAL DATA
Net interest income	$10,861	$10,900
Loans (3)	$1,309,285	$1,260,834
Allowance for loan losses	$28,089	$16,463

PERFORMANCE RATIOS
Return on average assets	(11.77%)	(.30%)
Return on average equity	(216.57%)	(4.74%)
Net interest margin	2.69%	2.53%
Interest spread	2.51%	2.32%
Efficiency ratio	426%	81%
Allowance for loan losses to loans (3)	2.15%	1.31%
Allowance as a percentage of non-performing loans	44%	54%
Average loan to deposit ratio	89%	91%
Dividend payout ratio	N/A	40%

ASSET QUALITY
Net charge-offs	$3,820	$2,498
Non-performing loans	$63,875	$30,455
Other non-performing assets	$9,884	$4,755

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans
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